Exhibit 5.2

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com
13 June 2025
Matter No.: 1006752
Tel: +1 441 278 8053
Email: alexandra.macdonald@conyers.com
Fidelis Insurance Holdings Limited
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Dear Sir/Madam
Re: Fidelis Insurance Holdings Limited (the “Company”)
We have acted as special Bermuda legal counsel to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated 10 June 2025 (the “Prospectus Supplement”) to the prospectus dated 15 May 2025 (the “Base Prospectus”) in connection with a registration of Form F-3 (Registration No. 333-287332) (the “Registration Statement”) filed by the Company with the Commission relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an offering by the Company of an aggregated of US$400,000,000 principal amount of its 7.750% subordinated notes due 2055 (the “Notes”). The Notes will be issued pursuant to an indenture dated as of 13 June 2025 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Subordinated Indenture”) as supplemented by a first supplemental indenture dated 13 June 2025 (the “Supplemental Indenture” and together with the Subordinated Indenture, the “Indenture”).
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
1.1the Base Prospectus, the Prospectus Supplement and the Registration Statement (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and
1.2the executed Indenture.
The document listed in item 1.2 above is herein sometimes referred to as the “Document” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:
1.1.copies of the memorandum of association and the bye-laws of the Company, each certified by the Group Chief Operating Officer of the Company on 13 June 2025;
1.2.copies of minutes of a meeting of its board of directors held on 6 May 2025, written resolutions of the pricing committee of the board of directors dated 6 June 2025 and minutes of a meeting of the pricing committee of the board of directors held on 10 June 2025 (together, the "Resolutions") each certified by the Group Chief Operating Officer of the Company on 13 June 2025; and
1.3.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document;
2.4.the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound
2.5.the accuracy and completeness of all factual representations made in the Base Prospectus, the Prospectus Supplement, the Registration Statement, the Document and other documents reviewed by us;
2.6.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; and
2.7.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.8.the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Document which is expressed to be governed by such Foreign Laws in accordance with its terms;
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2.9.the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document which is expressed to be governed by such Foreign Laws to the exclusive jurisdiction of the U.S. federal and New York state court in the Borough of Manhattan in The City of New York (the “Foreign Courts”);
2.10.that none of the parties to the Document is carrying on investment business for the purposes of the Investment Business Act 2003 (as amended);
2.11.at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.
3.QUALIFICATIONS
3.1.The obligations of the Company under the Document:
(a)will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;
(b)will be subject to statutory limitation of the time within which proceedings may be brought;
(c)will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;
(d)may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;
(e)may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside of Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
3.2.We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.
3.3.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
3.4.This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
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3.5.This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
4.2.The Company has taken all corporate action required to authorize the execution, delivery and performance of the Document including the issuance of the Notes.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman Limited
Conyers Dill & Pearman Limited
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